Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
LCC International, Inc. and subsidiaries:

     We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333-40702 and No. 333-97835) on Form S-8 of LCC International, Inc. of our reports dated March 11, 2005, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of LCC International, Inc.

KPMG LLP

McLean, Virginia
March 15, 2005